Exhibit 99.01
Silicon Image Acquires sci-worx, Strengthening Its IP Portfolio, Engineering Resources and System-on-a-Chip Design Capabilities
SUNNYVALE, Calif., Jan 04, 2007 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced its acquisition of sci-worx GmbH (“sci-worx”), a leading intellectual property (IP) and design service provider specializing in multimedia, communications, and networking applications. The acquisition of sci-worx is expected to enhance and accelerate the expansion of Silicon Image’s system-on-a-chip (SoC) design capabilities for the storage, distribution and presentation of high- definition (HD) content in the consumer environment.
Founded in 1990 as Sican, sci-worx owns 18 registered and pending patents. The company has core competencies in and derives revenues from more than 50 IP products in the area of video/image processing, wireline communications, security and bus interfaces. sci-worx has approximately 172 employees, more than 80 percent of whom are engineers, sci-worx’ customers include top-tier manufacturers and component makers in the consumer electronics and communications markets. Silicon Image will continue to support the current sci-worx customer base and will enhance its overall IP programs to include products and services from both companies.
Prior to the acquisition, which was completed on Jan. 3, 2007, sci-worx was a wholly-owned subsidiary of Infineon Technologies AG. Silicon Image paid approximately $13.5 million for sci-worx (including sci-worx’ net debt) in an all-cash transaction.
“We are excited to acquire an intellectual property company that provides us with key IP and gives us a stable and highly-skilled engineering talent pool to advance our chip integration plans for the storage, distribution and presentation of HD content in the consumer environment,” said Steve Tirado, president and CEO of Silicon Image. “This acquisition enhances our ability to provide our top-tier consumer electronics customers with a full-line of ICs, from our industry-leading HDMI chips to our new front-end input processors to next generation fully-integrated storage, networking and DTV SoC products, and furthers our goal of enabling the secure connected HD home and personal domain.”
Silicon Image will host a conference call to discuss the acquisition of sci-worx at 5:30 a.m. Pacific Time on Jan. 5, 2007. To access the conference call, dial (719) 457-2693 and enter pass code 3234195. A replay of the conference call will be available until midnight Pacific Time, Feb. 1, 2007. To access the replay, dial (719) 457-0820 and enter pass code 3234195. A webcast of the call will also be available on the investor relations site located at www.siliconimaqe.com.
About sci-worx
sci-worx is one of the world’s leading technology licensing and design companies specialized in multimedia and mobile applications, sci-worx combines state-of-the-art design methodology with highly optimized IP-core technology to provide its customers with premier design solutions. DesignObjects, sci-worx’ synthesizable ASIC and SW cores, reduce time-to-market and risk for new IC products and applications by offering off-the-shelf solutions that can easily be integrated into larger designs, sci-worx’ core verification program ensures high quality and performance of all DesignObjects. sci-worx complements its strong system architecture know how with a comprehensive suite of design services including analog and digital ASIC design, system integration and software development. In addition to its headquarters in Hanover, sci-worx has branches in Braunschweig and Hamburg.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI(TM) and Serial ATA (SATA), leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions and offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through its Simplay Labs’ Simplay HD(TM) Testing Program. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high- definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-

quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI(TM) and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to the anticipated benefits of the sci-worx acquisition, including its ability to accelerate the expansion of Silicon Image’s SoC design capabilities and advance Silicon Image’s chip integration plans. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, we may not be able to obtain the anticipated benefits of the sci-worx acquisition. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.
Media Contacts:
Kasey Holman
Director of Corporate Communications
Silicon Image, Inc.
P: (408) 616-4192
kasey.holman@siliconimage.com
David Allen
Director, Investor Relations
Silicon Image, Inc.
P: 408-616-4003
david.allen@siliconimage.com
All trademarks and registered trademarks are those of their respective companies.